Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Quarterly Cash Dividend Increases to 47 Cents at Six Flags

GRAND PRAIRIE, Texas - November 7, 2013 - Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors approved a 4.4 percent increase in its quarterly cash dividend from 45 cents to 47 cents per share of common stock.

“Our dividend increase speaks to our close alignment with shareholders, our strong business momentum, and our commitment to providing a steady and growing dividend,” said Jim Reid-Anderson, Chairman, President and CEO.

The dividend will be payable December 9, 2013 to shareholders of record as of November 25, 2013.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.